Exhibit 99.1

Amarin Reports Fourth Quarter and Year-End 2012 Financial Results

and Provides Update on Operations

- Conference Call Set for 4:30 p.m. EST Today -

BEDMINSTER, N.J., and DUBLIN, Ireland, Feb. 28, 2013 — Amarin Corporation plc (Nasdaq: AMRN), a late-stage biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced financial results for the quarter and year ended December 31, 2012 and provided an update on company operations.

Key Amarin accomplishments since the quarter ended September 30, 2012 include:

•

Launched Vascepa® (icosapent ethyl) capsules in the United States on January 28, 2013 for the MARINE indication (use as an adjunct to diet to lower triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia)

•

Hired and trained U.S. sales team, including 275 sales representatives with extensive cardiovascular selling experience and relationships with healthcare professionals targeted for Vascepa along with key sales and marketing hires for Amarin’s commercial team

•	Stocked Vascepa at wholesalers and leading pharmacies

•	Achieved >160 million lives covered by payors

•	Submitted sNDA (supplemental New Drug Application) seeking approval in the United States of Vascepa for use in a second indication (ANCHOR)

•	Submitted two sNDAs for additional active pharmaceutical ingredient (API) suppliers: Chemport and BASF

•	Strengthened supply chain with an exclusive agreement entered into by a consortium of companies, led by Slanmhor Pharmaceuticals, Inc., to be Amarin’s fourth Vascepa API supplier

•	Increased patents issued or allowed to 18 in the United States, a majority of which have patent terms extending into 2030, with more than 30 additional U.S. patent applications being prosecuted

•	Completed dosing of a fixed-dose combination study with Vascepa and a leading statin

•	Publication of MARINE and ANCHOR Phase 3 trial results in The American Journal of Cardiovascular Drugs

•	Strengthened balance sheet through successful completion of a $100M non-dilutive, hybrid debt financing resulting in a year-end cash balance of $260.2 million

“In 2012, Amarin received FDA approval of Vascepa capsules for the use in its initial indication, the MARINE indication,” said Joseph Zakrzewski, Chairman and Chief Executive Officer of Amarin. “In early 2013, we launched Vascepa for the MARINE indication and submitted a sNDA with the FDA seeking approval for the ANCHOR indication, which would enable promotion of Vascepa to a significantly larger patient population. These significant achievements have been supported by considerable progress on multiple fronts, including the strengthening of our supply chain, expanding our patent protection for Vascepa and building a seasoned and capable commercial team. We look forward to continued progress in 2013.”

Operational update

Commercialization update

Amarin believes that Vascepa is well positioned to compete in the triglyceride lowering market. This is a large market which, based on market research, Amarin believes is currently underpenetrated due to limitations of existing therapies. Amarin’s market research further suggests that clinicians value the data supporting Vascepa in the MARINE indication: in patients with very high (≥500 mg/dL) triglyceride levels, Vascepa has been shown to lower triglycerides without increasing bad cholesterol (low-density lipoprotein cholesterol, or LDL-C) and with a tolerability and safety profile similar to placebo. Amarin formally launched Vascepa in the United States on January 28, 2013. In support of that commercial launch, Amarin has:

•	More than 160 million lives covered by managed care plans and insurance payors and has begun migrating these plans from Tier-3 to Tier-2 coverage

•	Implemented robust early physician awareness and speaker programs

•	Implemented a co-pay reduction program that offers Vascepa to patients for a co-pay cost equivalent to competitors

•	Realized strong initial wholesale stocking of Vascepa to help ensure that prescriptions can be filled promptly

•	Developed and launched a robust digital and print media campaign to support direct sales force efforts to educate various customer segments, including clinicians, about Vascepa

•	Received early, but encouraging, feedback from physicians regarding Vascepa and results

Vascepa regulatory progress

On February 26, 2013, Amarin announced that it submitted a sNDA to the FDA requesting approval to market and sell Vascepa to the patient population studied in the ANCHOR Phase 3 trial, adult patients with high triglyceride levels (≥200 mg/dL and <500 mg/dL) who are also on statin therapy for elevated LDL-C, which we refer to as mixed dyslipidemia. Assuming that this sNDA is accepted, Amarin expects to be notified within 74-days (inclusive of the standard 60-day review and the standard 14-day communication periods) and anticipates the assignment of a PDUFA action date before the end of 2013 for the ANCHOR indication, consistent with the standard 10-month review period. The safety results from the ANCHOR trial are included in the current label for Vascepa. All of the primary and secondary efficacy endpoints of the ANCHOR trial were achieved at the 4 gram dose.

In the fourth quarter of 2012, Amarin submitted two sNDAs, one each for two additional active pharmaceutical ingredient (API) suppliers for Vascepa, BASF and Chemport. Amarin expects these sNDA filings to be subject to the standard review period for such submissions with potential approvals in the second half of 2013. Qualification of these suppliers is part of Amarin’s strategy to expand our supply chain to provide greater capacity to meet anticipated demand, enable supply diversification and flexibility and introduce cost competition among high quality suppliers.

Vascepa exclusivity update

Amarin continues to make significant progress in its effort to expand patent protection for Vascepa and now has 18 patents issued or allowed with over 30 additional patent applications being prosecuted in the United States. This patent portfolio includes claims covering key elements of Vascepa’s pharmaceutical composition and methods of use for the MARINE indication, ANCHOR indication and other potential uses of Vascepa. Amarin is also pursuing patent applications related to Vascepa in multiple jurisdictions outside the United States. Amarin’s goal is to protect the commercial potential of Vascepa beyond 2030. Patent protection for Vascepa is augmented by protection provided by trade secrets, taking advantage of manufacturing barriers to entry and regulatory exclusivity.

REDUCE-IT and other Vascepa-related clinical development

In 2012, Amarin’s REDUCE-IT cardiovascular outcomes study efforts were primarily focused on clinical site activation and patient enrollment. The REDUCE-IT study seeks to evaluate the rate of cardiovascular events in at-risk patients treated with statins plus Vascepa compared to patients treated with statins plus placebo. The study is currently estimated to be completed in approximately six years and designed to enroll approximately 8,000 patients. Amarin anticipates 2013 to be an important year for REDUCE-IT as it continues to support the clinical sites and their patients that are currently active in the study while continuing progress in enrolling additional patients needed to complete trial enrollment.

Financial update

Amarin reported cash and cash equivalents of $260.2 million at December 31, 2012.

During the three months ended December 31, 2012, cash outflows from operating activities were approximately $55.4 million, including $12.1 million paid to stockholders of Laxdale as milestone payments pursuant to U.S. regulatory approval of Vascepa in the prior quarter and $16 million paid to suppliers in conjunction with the build-up of Vascepa inventory levels in advance of its commercial launch in early 2013. Excluding these milestone payments and supply-related payments, cash outflows from operating activities during the three months ended December 31, 2012 totaled approximately $27.3 million, primarily comprised of payments for research and development activities, including $6.1 million paid to a clinical research organization in connection with the REDUCE-IT cardiovascular outcomes trial, and $12.1 million in marketing sales and general and administrative activities related to our Vascepa commercial launch preparations.

Cash used for operating activities during the twelve months ended December 31, 2012 was approximately $122.3 million, compared to approximately $39.4 million in 2011, including $31.5 paid in 2012 for Vascepa supply and $23.3 million paid to a clinical research organization in connection with the REDUCE-IT cardiovascular outcomes trial.

Under U.S. Generally Accepted Accounting Principles (GAAP), Amarin reported a net loss of $10.6 million in the fourth quarter of 2012, or basic and diluted loss per share of $0.07. This net loss included $4.7 million in non-cash share-based compensation expense, $2.8 million in non-cash warrant compensation income, and a $33.3 million gain on the change in the fair value of derivatives. In the fourth quarter of 2011, GAAP net income was $18.3 million, or basic income per share of $0.14, diluted income per share of $0.12, and included $3.3 million in non-cash share-based compensation expense, $1.1 million in non-cash warrant compensation income, and a $30.7 million gain on the change in the fair value of a derivative.

Excluding non-cash gains or losses for share-based compensation, warrant compensation and change in value of derivatives, non-GAAP adjusted net loss was $42.0 million for the fourth quarter of 2012, or non-GAAP adjusted basic and diluted loss per share of $0.28, compared to non-GAAP adjusted net loss of $10.2 million, or non-GAAP adjusted basic and diluted loss per share of $0.08 for the same period in 2011.

As of December 31, 2012, Amarin had approximately 150.3 million ADSs outstanding as well as approximately 9.9 million, 10.9 million, and 0.5 million equivalent shares underlying warrants, stock options, and restricted stock units, respectively, at average exercise prices of $1.44, $7.29 and $8.86, respectively. In addition, our $150 million exchangeable senior notes issued in January 2012 are exchangeable prior to October 15, 2031 into an aggregate of 17.0 million ADSs (based on an initial exchange price of approximately $8.81 per ADS), subject to certain specified conditions. The notes accrue interest at an annual rate of 3.5%, payable semiannually in arrears on January 15 and July 15, beginning July 15, 2012. The notes will mature on January 15, 2032, unless earlier repurchased or redeemed by the company or exchanged by the holders.

Amarin’s 2013 operational priorities

Operational priorities in the upcoming year include the following:

•	Increasing revenues from Vascepa

•	Approval of the ANCHOR indication sNDA

•	Additional patent awards from the USPTO

•	FDA approval of additional API suppliers

•	Managed care migration from Tier-3 to Tier-2 coverage

•	Continued publication of data from Amarin’s clinical trials

•	FDA exclusivity determination

Conference call and webcast information

Amarin will host a conference call at 4:30 p.m. EST (8:30 p.m. UTC/GMT) today, February 28, 2013. To participate in the call, please dial (877) 407-8033 within the United States or (201) 689-8033 from outside the United States. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial (877) 660-6853 (inside the U.S.) or (201) 612-7415 (outside the U.S.). A replay of the call will also be available through Amarin’s website shortly after the call. For both dial-in numbers please use conference ID 408629. The conference call can also be heard live through the investor relations section of Amarin’s website at www.amarincorp.com.

Use of non-GAAP adjusted financial information

Included in this press release and the conference call referenced above are non-GAAP adjusted financial information as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, are included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net loss was derived by taking GAAP net loss and adjusting it with non-cash gains or losses for share-based compensation, warrant compensation, and change in value of derivative. The company’s management believes that these non-GAAP adjusted measures provide investors with a better understanding of the company’s historical results from its core business operations.

While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Vascepa® (icosapent ethyl) capsules

Vascepa® (icosapent ethyl) capsules, known in scientific literature as AMR101, is a patented, pure-EPA omega-3 prescription product in a 1 gram capsule.

Indications and Usage

•	Vascepa (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of Vascepa on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for Vascepa

•

Vascepa is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to Vascepa or any of its components and should be used with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence >2% and greater than placebo) was arthralgia.

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM

Forward-looking statements

This press release contains forward-looking statements, including statements about the timing of FDA decisions regarding Vascepa and sNDA acceptances and review; the efficacy, safety and therapeutic benefits of Vascepa; Amarin plans to seek regulatory approval for its product candidates and API suppliers; commercialization and revenue from Vascepa and preparation for commercialization of its product candidates; Amarin’s ability to obtain patent protection and regulatory exclusivity for its product candidates, maintain trade secrets, and take advantage of manufacturing barriers to entry; enrollment of patients in its REDUCE-IT cardiovascular outcomes study; obtainment of Tier 2 treatment from managed care payors for Vascepa; continued publication of study data; and continued assessment of collaboration prospects for commercialization of Vascepa. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that SPAs are not a guarantee that FDA will approve a product candidate upon submission; the risk that FDA may not accept review of the submitted ANCHOR sNDA due to the FDA’s opinion on the lack of substantial enrollment in the REDUCE-IT trial or otherwise, the risk that the FDA may not complete its review of the Vascepa API sNDAs or the ANCHOR sNDA by the PDUFA action date or grant new chemical entity regulatory exclusivity to Vascepa; the risk that historical REDUCE-IT clinical trial enrollment and randomization rates may not be predictive of future results and related cost may increase beyond expectations; the risk that patent applications may not result in issued patents, trade secrets may not be maintained and that circumstances that create manufacturing barriers to entry may not last; the risk that Amarin may not enter into a collaboration agreement for the commercialization of Vascepa in the ANCHOR indication under favorable terms or at all; and the risk that publications of scientific data may not accept proposals to publish Vascepa data. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Vascepa has been approved for use by the FDA as an adjunct to diet to lower triglyceride levels in adult patients with severe (>500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as marketing the use of Vascepa in any indication that has not been approved by the FDA.

Amarin Contact Information:

Stephen Schultz or Joseph Bruno

Senior Director, Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

CONSOLIDATED BALANCE SHEET DATA

(U.S. GAAP)

Unaudited

	December 31,
	2012	2011
	(in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$260,242	$116,602
Deferred tax asset	937	533
Inventory	21,262	—
Other current assets	3,253	1,837

Total Current Assets	$285,694	$118,972

Property, plant and equipment, net	811	432
Deferred tax asset	8,044	4,734
Other non-current assets	4,951	2,241
Intangible asset, net	11,355	—

Total Assets	$310,855	$126,379

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$17,458	$4,419
Accrued interest payable	2,520	—
Accrued expenses and other liabilities	5,224	4,033

Total current liabilities	$25,202	$8,452

Long Term Liabilities
Warrant derivative liability	54,854	123,125
Long term debt redemption feature	14,577	—
Exchangeable senior notes	134,250	—
Long term debt	85,153	—
Other long term liabilities	816	764

Total liabilities	$314,852	$132,341

Stockholders’ Deficit
Common stock	124,597	113,321
Additional paid-in capital	619,266	449,393
Treasury stock	(217)	(217)
Accumulated deficit	(747,643)	(568,459)

Total stockholders’ deficit	$(3,997)	$(5,962)

Total Liabilities and Stockholders’ Deficit	$310,855	$126,379

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(U.S. GAAP)

Unaudited

	Three Months Ended Dec 31 (in thousands, except share and per share amounts)		Twelve Months Ended Dec 31 (in thousands, except share and per share amounts)
	2012	2011	2012	2011

Revenues	$—	$—	$—	$—
OPERATING EXPENSES:
Research and development(1)	19,221	5,951	58,956	21,602
Marketing, general and administrative(1)	16,735	6,374	57,794	22,559

Total operating expenses	35,956	12,325	116,750	44,161

Operating loss	(35,956)	(12,325)	(116,750)	(44,161)
Gain (loss) on change in fair value of derivative liabilities(2)	33,342	30,734	(35,344)	(22,669)
Interest income (expense), net	(4,709)	133	(17,547)	230
Other income (expense), net	(17)	(40)	(427)	(10)

Income (loss) from operations before taxes	(7,340)	18,502	(170,068)	(66,610)
Provision for income taxes	(3,229)	(164)	(9,116)	(2,516)

Net and comprehensive income (loss)	$(10,569)	$18,338	$(179,184)	$(69,126)

Income (loss) per share:
Basic	$(0.07)	$0.14	$(1.24)	$(0.53)
Diluted	$(0.07)	$0.12	$(1.24)	$(0.53)
Weighted average shares outstanding:
Basic	150,184	135,797	144,017	130,247
Diluted	150,184	156,630	144,017	130,247

(1)	Amarin’s costs include non-cash stock based compensation as well as warrant based compensation to former officers. Excluding non-cash stock and warrant based compensation, research and development expenses were $55,256 and $20,138 for 2012 and 2011, respectively, and marketing, general and administrative expenses were $43,172 and $14,825, respectively, for the same periods.
(2)	Non-cash charges result from changes in the fair value of the warrant derivative liability. This liability is revalued at each reporting period and, upon exercise of warrants, is reclassified at fair value from liability to stockholders’ equity. These warrants are valued using the Black-Scholes option pricing model, they are classified for accounting purposes as financial derivatives because, under certain circumstances, the exercise price of the warrants could increase.

The following is a reconciliation of the non-GAAP financial measures used by Amarin to describe its financial results determined in accordance with United States generally accepted accounting principles (GAAP) An explanation of these measures is also included under the heading “Use of Non-GAAP Adjusted Financial Information” above.

RECONCILIATION OF NON-GAAP LIABILITIES

Unaudited

	December 31,
	2012	2011
	(in thousands)
Current Liabilities:
Accounts payable	$17,458	$4,419
Accrued interest payable	2,520	—
Accrued expenses and other liabilities	5,224	4,033

Total current liabilities	$25,202	$8,452

Long-Term Liabilities
Warrant derivative liability	54,854	123,125
Long term debt redemption feature	14,577	—
Exchangeable senior notes	134,250	—
Long-term debt	85,153	—
Other long-term liabilities	816	764

Total liabilities – GAAP	$314,852	$132,341
Warrant derivative liability	(54,854)	(123,125)

Total liabilities – non GAAP	$259,998	$9,216

RECONCILIATION OF NON-GAAP NET INCOME / (LOSS)

Unaudited

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2012	2011	2012	2011
	(In thousands, except share and per share amounts)
Net income/(loss) for EPS[1] – GAAP	$(10,569)	$18,338	$(179,184)	$(69,126)
Share based compensation expense	(4,731)	(3,272)	(18,075)	(9,294)
Warrant compensation income (expense)	2,790	1,100	(247)	96
Gain/(loss) on change in fair value of derivatives	33,342	30,734	(35,344)	(22,669)

Adjusted net loss for EPS[1] – non GAAP	$(41,970)	$(10,224)	$(125,518)	$(37,259)

[1]Basic and diluted
Loss per share:
Basic and diluted – non GAAP	$(0.28)	$(0.08)	$(0.87)	$(0.29)

Weighted average shares outstanding:
Basic and diluted	150,184	135,797	144,017	130,247